Exhibit 99.1

FOR IMMEDIATE RELEASE

Friday, July 25, 2008
7:30 A.M. CDT
BELO REPORTS RESULTS FOR SECOND QUARTER 2008
Television Company’s Net Earnings Per Share Total $0.26
     DALLAS — Belo Corp. (NYSE: BLC) today reported earnings per share from continuing operations of $0.26 in the second quarter of 2008 compared to $0.23 in the second quarter of 2007.
     Earnings per share from continuing operations for the second quarter of 2007 exclude the results of Belo’s newspaper businesses and related assets, which were spun off on February 8, 2008. Those results are included in discontinued operations and total $0.12 per share. The second quarter of 2008 included a non-cash expense reduction of $4.7 million, or $0.03 per share, as a result of third party funding of certain newsgathering equipment more fully described below.
     Dunia A. Shive, Belo’s president and Chief Executive Officer, said, “Belo’s second quarter results were highlighted by excellent expense management as soft advertising conditions reflected a continuing weak economic environment. Combined local and national spot revenue declines in the second quarter improved marginally when compared to the first quarter of this year. We cannot predict the duration of the current economic downturn and are continuing to focus on cost reductions while considering the overall quality and competitive positions of our operating companies.”
Second Quarter in Review
Operating Results
     Total revenues decreased 4.7 percent in the second quarter of 2008 versus the second quarter of 2007. Total spot revenue, including political, was down 6.4 percent with 5.9 percent and 10 percent decreases in local and national spot, respectively. Second quarter 2008 revenues were affected by a weak advertising environment, particularly in the automotive category which was down 10 percent.
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Belo Announces Second Quarter 2008 Results
July 25, 2008
Page Two
     Second quarter 2008 political revenues of $3.6 million were up $1.4 million versus the second quarter of 2007. Advertising revenue associated with Belo’s Web sites increased 7.3 percent to $7.5 million in the second quarter 2008, representing 4 percent of Belo’s total revenues. Second quarter Internet revenue growth was impacted by a significant non-returning promotion in the second quarter of 2007. Importantly, third quarter Internet revenues are currently pacing at growth levels comparable to the first quarter of this year.
     Retransmission revenues totaled $7.6 million in the second quarter of 2008, a 36 percent increase compared to the second quarter of 2007. The Company expects to generate approximately $30 million in retransmission revenue for full year 2008, which is slightly higher than the previous guidance of $28 to $29 million.
     Total station expenses decreased 7.4 percent in the second quarter of 2008 versus the same period last year due primarily to the freezing of open positions company wide, staff reductions in certain markets, the aforementioned non-cash expense reduction and other cost-saving measures. The $4.7 million non-cash expense reduction relates to a 2005 FCC decision that allowed a major wireless provider to finance the replacement of analog newsgathering equipment with digital equipment at television stations across the country in exchange for those stations vacating the analog spectrum earlier than required. Five Belo markets received such new digital newsgathering equipment in the second quarter. As future Belo stations are converted, further expense reductions will be realized. Excluding the non-cash expense reduction, station expenses decreased 3.3 percent in the second quarter of 2008. As of June 30, 2008, the number of full-time equivalent employees at our television stations was 3 percent lower than the number of full-time equivalents at the end of 2007.
     Station EBITDA for the second quarter of 2008 was down 0.8 percent versus the second quarter of 2007, and down 6.5 percent when excluding the effects of the non-cash expense reduction.
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Belo Announces Second Quarter 2008 Results
July 25, 2008
Page Three
Corporate
     Corporate operating costs were $6.6 million in the second quarter of 2008 as compared to $10.1 million in the second quarter of 2007, a decrease of 34 percent. The decrease was primarily due to lower share-based compensation, lower bonus expense and other cost-saving measures.
     Second quarter combined station and corporate operating costs declined 9.6 percent, or 5.8 percent when excluding the effects of the non-cash expense reduction.
Other Items
     Belo’s depreciation and amortization expense totaled $10.3 million in the second quarter of 2008, a 6.4 percent decrease from the second quarter of 2007.
     Interest expense decreased $2.8 million, or 11 percent, in the second quarter of 2008.
     Income tax expense increased $4.1 million in the second quarter of 2008 compared to the second quarter of 2007 due primarily to higher 2008 pre-tax earnings and a credit related to Texas state tax reforms in 2007.
     Total debt at June 30, 2008 was $1.180 billion. The Company invested $9.8 million in capital expenditures in the second quarter and expects to spend a total of $25 million for the year, down from the previous guidance of $30 million.
Discontinued Operations
     On February 8, 2008, Belo completed the spin-off of its newspaper businesses and related assets into a separate publicly-traded company, A. H. Belo Corporation. The results of operations of the Newspaper Group and related corporate expenses are classified as discontinued operations for all periods prior to the spin-off.
Non-GAAP Financial Measures
     A reconciliation of station EBITDA to earnings from operations and a reconciliation of earnings per share from continuing operations to earnings per share from continuing operations, before spin-off related charges, are set forth in an exhibit to this release.
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Belo Announces Second Quarter 2008 Results
July 25, 2008
Page Four
Third Quarter Outlook
     In looking to the third quarter, Shive said, “Current economic conditions make it extremely difficult to provide specific guidance for the third quarter or the balance of the year at this time. Third quarter total revenue comparisons should improve from second quarter year-over-year comparisons due to political revenues and Olympic revenues in August at our four NBC-affiliated stations.
     “While we will continue to manage expenses aggressively, third quarter station expense comparisons to the prior year are not expected to be as favorable as second quarter comparisons due primarily to a $1.7 million credit in the third quarter of 2007 related to the conversion of an operating lease to a capital lease and increased programming costs at our Phoenix stations in the third quarter of 2008. Because of significant reductions in share-based compensation, bonus expense, and other cost-saving measures, full year corporate operating costs, exclusive of spin-off charges, are projected to be under $36 million, down from our previous full year guidance of $40 million.”
     A conference call to discuss this earnings release and other matters of interest to shareholders and analysts will follow at 1:00 p.m. CDT this afternoon. The conference call will be simultaneously Webcast on the Company’s Web site (www.belo.com/invest). Following the conclusion of the Webcast, a replay of the conference call will be archived on Belo’s Web site. To access the listen-only conference lines, dial 1-877-777-1973. A replay line will be open from 3:00 p.m. CDT on July 25 until 11:59 p.m. CDT on August 1, 2008. To access the replay, dial 800-475-6701 or 320-365-3844. The access code for the replay is 951969.
About Belo Corp.
     Belo Corp. is one of the nation’s largest pure-play publicly-traded television companies, with annual revenue of approximately $775 million. The Company owns and operates 20 television stations reaching more than 14 percent of U.S. television households, including ABC, CBS, NBC, FOX, CW and MyNetwork TV affiliates, and their associated Web sites, in 15 highly-attractive markets across the United States. Belo stations consistently deliver distinguished journalism for which they have received significant industry recognition including nine Alfred I. duPont-
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Belo Announces Second Quarter 2008 Results
July 25, 2008
Page Five
Columbia University Silver Baton Awards; nine George Foster Peabody Awards; and 23 national Edward R. Murrow Awards — all since 2000, and in each case more than any other commercial station group in the nation. Nearly all Belo stations rank first or second in their local market. Belo owns stations in seven of the top 25 markets in the nation, with six stations located in the fast-growing, top-14 markets of Dallas/Fort Worth, Houston, Seattle/Tacoma and Phoenix. Additionally, the Company has created regional cable news channels in Texas and the Northwest increasing its impact in those regions. Additional information is available at www.belo.com or by contacting Paul Fry, vice president/Investor Relations & Corporate Communications, at 214-977-6835.
     Statements in this communication concerning Belo’s business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
     Such risks, uncertainties and factors include, but are not limited to, uncertainties regarding the costs, consequences (including tax consequences) and other effects of the distribution of the newspaper businesses and related assets of Belo; changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates and programming and production costs; changes in viewership patterns and demography, and actions by Nielsen; changes in the network-affiliate business model for broadcast television; technological changes, including the transition to digital television and the development of new systems to distribute television and other audio-visual content; changes in the ability to secure, and in the terms of, carriage of Belo programming on cable, satellite, telecommunications and other program distribution methods; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; Federal Communications Commission and other regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions and co-owned ventures; general economic conditions; and significant armed conflict, as well as other risks detailed in Belo’s other public disclosures and filings with the SEC including Belo’s Annual Report on Form 10-K.

Belo Corp.
Consolidated Statements of Operations

	Three months ended		Six months ended
	June 30,		June 30,
In thousands, except per share amounts (unaudited)	2008	2007	2008	2007

Net Operating Revenues	$188,969	$198,229	$363,796	$376,571

Operating Costs and Expenses
Station salaries, wages and employee benefits	57,179	60,083	119,328	119,581
Station programming and other operating costs	50,154	55,865	104,092	108,231
Corporate operating costs	6,618	10,051	15,708	20,601
Spin-off related costs	410	—	4,659	—
Depreciation	10,324	11,032	21,208	21,640
Amortization	—	—	—	442

Total operating costs and expenses	124,685	137,031	264,995	270,495

Earnings from operations	64,284	61,198	98,801	106,076

Other income and expense
Interest expense	(21,495)	(24,248)	(44,239)	(48,399)
Other income, net (2)	804	320	1,073	5,407

Total other income and expense	(20,691)	(23,928)	(43,166)	(42,992)

Earnings from continuing operations before income taxes	43,593	37,270	55,635	63,084
Income taxes	17,214	13,106	40,136	23,144

Net earnings from continuing operations	26,379	24,164	15,499	39,940

Discontinued operations, net of tax	—	12,257	(4,499)	11,933

Net earnings	$26,379	$36,421	$11,000	$51,873

Net earnings per share — Basic
Earnings per share from continuing operations	$0.26	$0.24	$0.15	$0.39
Earnings (loss) per share from discontinued operations	—	0.12	(0.04)	0.12

Net earnings per share — Basic	$0.26	$0.36	$0.11	$0.51

Net earnings per share — Diluted
Earnings per share from continuing operations	$0.26	$0.23	$0.15	$0.38
Earnings (loss) per share from discontinued operations	—	0.12	(0.04)	0.12

Net earnings per share — Diluted	$0.26	$0.35	$0.11	$0.50

Average shares outstanding
Basic	102,202	102,222	102,235	102,246
Diluted	103,337	103,178	103,349	103,035

Cash dividends declared per share	$—	$—	$0.075	$0.125

Note 1:	Certain prior period amounts have been reclassified to conform to current year presentation and to reflect discontinued operations

Note 2:	Other income (expense), net consists primarily of equity earnings (losses) from partnerships and joint ventures and other miscellaneous income (expense). In 2007, other income (expense) includes $4,000 related to an insurance settlement for losses suffered from Hurricane Katrina.

Belo Corp.
Consolidated Condensed Balance Sheets

	June 30,	December 31,
In thousands	2008	2007

	(unaudited)	(unaudited)
Assets
Current assets
Cash and temporary cash investments	$6,362	$11,190
Accounts receivable, net	164,345	181,700
Other current assets	23,479	24,789
Current assets of discontinued operations	—	126,710

Total current assets	194,186	344,389

Property, plant and equipment, net	229,507	226,040
Intangible assets, net	2,045,793	2,045,793
Other assets	62,342	51,650
Long-term assets of discontinued operations	—	511,188

Total assets	$2,531,828	$3,179,060

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$19,031	$31,153
Accrued expenses	50,887	65,575
Other current liabilities	37,013	46,667
Current liabilities of discontinued operations	—	106,055

Total current liabilities	106,931	249,450

Long-term debt	1,180,361	1,168,140
Deferred income taxes	430,597	425,652
Other liabilities	28,146	37,183
Long-term liabilities of discontinued operations	—	46,927
Total shareholders’ equity	785,793	1,251,708

Total liabilities and shareholders’ equity	$2,531,828	$3,179,060

Note:	Certain prior period amounts have been reclassified to conform to current period presentation and to reflect discontinued operations. Certain immaterial refinements to the classification of assets or liabilities between continuing and discontinued operations have been made to the December 31, 2007 Consolidated Condensed Balance Sheet as presented in the Company’s Form 10-Q for the quarterly period ended March 31, 2008, based on additional information and evaluation. The reclassification does not affect total assets or total liabilities and shareholders’ equity as previously presented.

Belo Corp.
Non-GAAP to GAAP Reconciliations
Station EBITDA

	Three months ended		Six months ended
	June 30,		June 30,
In thousands (unaudited)	2008	2007	2008	2007

Station EBITDA (1)	$81,636	$82,281	$140,376	$148,759
Corporate operating costs	6,618	10,051	15,708	20,601
Spin-off related costs	410	—	4,659	—
Depreciation	10,324	11,032	21,208	21,640
Amortization	—	—	—	442

Earnings from operations	$64,284	$61,198	$98,801	$106,076

Note 1:	Belo’s management uses Station EBITDA as the primary measure of profitability to evaluate operating performance and to allocate capital resources and bonuses to eligible operating company employees. Station EBITDA represents the Company’s earnings from operations before interest expense, income taxes, depreciation, amortization, corporate expense and spin-off related operating costs. Other income (expense), net is not allocated to television station earnings from operations because it consists primarily of equity in earnings (losses) from investments in partnerships and joint ventures and other non-operating income (expense).
Earnings From Continuing Operations Before Spin-Off Related Charges

	Six Months ended June 30, 2008			Six Months ended June 30, 2007
In thousands (unaudited)	Earnings	EPS	Shares	Earnings	EPS	Shares
Net earnings from continuing operations	$15,499	$0.15	103,349	$39,940	$0.38	103,035
Spin-off related operating and financing costs, net of tax	3,502	0.03	103,349	—
Spin-off related tax charge	18,235	0.18	103,349	—

Net earnings from continuing operations before spin-off related charges	$37,236	$0.36	103,349	$39,940	$0.38	103,035

	Three Months ended June 30, 2008			Three Months ended June 30, 2007
	Earnings	EPS	Shares	Earnings	EPS	Shares
Net earnings from continuing operations	$26,379	$0.26	103,337	$24,164	$0.23	103,178
Spin-off related operating and financing costs, net of tax	351	0.00	103,337	—

Net earnings from continuing operations before spin-off related charges	$26,730	$0.26	103,337	$24,164	$0.23	103,178